   As filed with the Securities and Exchange Commission on November 3, 2000
                                                                 (No. 333-93259)
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                              ------------------

                       POST EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Capsule Communications, Inc.
              (Exact Name of Registrant as Specified in Charter)

       Delaware                                                                         22-3055962

     (State or Other Jurisdiction                                        (I.R.S. Employer Identification Number)
      of Incorporation or Organization)

                              2 Greenwood Square
                          3331 Street Road, Suite 275
                         Bensalem, Pennsylvania 19020

  (Address, including zip code, of registrant's principal executive offices)

                     US WATS, Inc. 1999 Stock Option Plan
                           (Full Title of the Plan)

                               ----------------

                               David B. Hurwitz
                     President and Chief Executive Officer
                         Capsule Communications, Inc.
                              2 Greenwood Square
                          3331 Street Road, Suite 275
                         Bensalem, Pennsylvania 19020
                                (215) 244-3433

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy  to:

                           Michael H. Friedman, Esq.
                              Pepper Hamilton LLP
                             3000 Two Logan Square
                          Eighteenth and Arch Streets
                          Philadelphia, PA 19103-2799


 Title of Securities    Amount to be    Proposed Maximum             Proposed Maximum             Amount of
 to be Registered       Registered      Offering Price per share     Aggregate Offering Price     Registration Fee
 See Below (1)              N/A                   N/A                           N/A                      N/A

 (1) No additional securities are to be registered and registration fees were paid upon the filing of the original Registration Statement No. 333-93259. Therefore, no further registration fee is required.

                               EXPLANATORY NOTE

     This Post-Effective Amendment No.1 to Registration Statement No. 333-93259 on Form S-8 (the "Registration Statement") is being filed pursuant to Rule 414 under the Securities Act by Capsule Communications, Inc., a Delaware corporation (the "Registrant"), which is the successor to US WATS, Inc., a New York corporation, following a reincorporation merger (the "Merger"). The Merger was effected through the merger of US WATS with and into the Registrant, with the result that the Registrant has become the surviving corporation and successor issuer to US WATS. Immediately prior to the Merger, the Registrant had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, the Registrant acquired all of the assets and assumed all of the liabilities of US WATS.

     In connection with the Merger, each outstanding share of common stock of US WATS was converted into one common share of the Registrant. In addition, the Registrant assumed US WATS' various stock compensation plans, including US WATS' 1999 Non-Qualified Stock Option Plan (the "Plan").

     In accordance with Rule 414(d) of the Securities Act, the Registrant, as successor issuer to US WATS, hereby expressly adopts the Registration Statement as its own for all purposes under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The applicable registration fees were paid at the time of the original filing of the Registration Statement.

                                    PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

         *Information required to be contained in Part I of this Registration Statement is omitted in accordance with Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

          The Securities and Exchange Commission allows us to "incorporate by reference" information we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information that we file later with the Securities and Exchange Commission will automatically update and, if applicable, supersede this information. We incorporate by reference the documents listed below:

          (a) US WATS' Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

          (c)  Our Current Report on Form 8-K12g3 filed on May 3, 2000;

          (d) Our Current Reports on Form 8-K filed on May 24, 2000 and July 11, 2000; and

          (e) All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities
         -------------------------

          Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights, preferences and privileges of which may be established from time to time by our board of directors. As of October 25, 2000, 22,448,444 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

       Each holder of record of common stock is entitled to one vote for each share on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not allow cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may authorize and issue in the future.

Preferred Stock

       The board of directors is authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 2,000,000 shares of preferred stock in one or more series. The board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Certificate of Incorporation and By-law Provision

       Under our bylaws, only a majority of the board of directors or the President may call special meetings of stockholders. The stockholders may not call a special meeting.

       The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting.

Delaware Anti-Takeover Law

       We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers as our certificate of incorporation contains an express provision declaring our election to opt-out of
Section 203.

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock is Liberty
Transfer.


Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

            Not Applicable.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

            The General Corporation Law of Delaware permits a corporation to provide in its certificate of incorporation a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) the payment of certain unlawful dividend or distributions; or (d) any transaction from which the director derived an improper personal benefit. Capsule's Certificate of Incorporation contains such a provision.

            Capsule's Bylaws provide for indemnification of its directors and officers to the maximum extent permitted by applicable law. The General Corporation Law of Delaware allows for indemnification of directors and officers in connection with derivative and non-derivative actions. However, the person to be indemnified must have acted in good faith and in a manner that the person reasonably believed to be consistent with the best interests of the corporation. Also, with respect to derivative actions where the person is adjudged to be liable to the corporation, indemnification is not permitted unless a court determines that the person is fairly entitled to such indemnification.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

            Not Applicable.

Item 8.  Exhibits
         --------

         See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings
         ------------

         (a)  Capsule hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) that, for purposes of determining any liability under the Securities Act of 1933, each filing of Capsule's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Capsule pursuant to the foregoing provisions, or otherwise, Capsule has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable; in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Capsule in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Capsule will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Capsule certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Bensalem, Commonwealth of Pennsylvania on this 3rd day of November, 2000.

                                    Capsule Communications, Inc.


                                    By:  /s/ David B. Hurwitz
                                         __________________________________
                                           David B. Hurwitz
                                           President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David B. Hurwitz and James M. Rossi his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment to the Registration Statement has been signed below by the following persons on behalf of Capsule and in the capacities and on the dates indicated.

Signature                           Title                            Date
---------                           ------                           ----


/s/ David B. Hurwitz                 President and Chief Executive Officer      November 3, 2000
_____________________                 (Principal Executive Officer)
David B. Hurwitz

/s/ Artie Regan                      Director and Secretary                     October 31, 2000
____________________
Artie Regan

/s/ Walt Anderson                    Director                                   November 3, 2000
____________________
Walt Anderson

/s/ Dominic J. Romano                Director                                   October 31, 2000
_____________________
Dominic J. Romano

/s/ Michael McAnulty                 Chief Financial Officer                    November 3, 2000
_____________________                 (Principal Financial and Accounting Officer)
Michael McAnulty

                               Index of Exhibits


Exhibit No.                            Description
-----------                            -----------

    2*                        Agreement and Plan of Merger
    5                         Opinion of Pepper Hamilton LLP
   23.1                       Consent of Deloitte & Touche LLP
   23.2                       The consent of counsel is contained in the opinion
                              filed as Exhibit 5 hereto
   24                         Power of Attorney (included on the signature page
                              to the registration statement)
_____________
*Previously filed as an exhibit to US WATS, Inc.'s Definitive Schedule 14A filed with the Commission on October 25, 1999.